As filed with the Securities and Exchange Commission on March 28, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-240996

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-228719

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221271

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209710

UNDER

THE SECURITIES ACT OF 1933

Sarepta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	93-0797222
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

215 First Street, Suite 415

Cambridge, Massachusetts 02142

(Address, including zip code, of registrant’s principal executive offices)

Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan, as Amended

Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan, as Amended

Sarepta Therapeutics, Inc. 2024 Employment Commencement Incentive Plan

(Full title of the plans)

Douglas S. Ingram

President and Chief Executive Officer

Sarepta Therapeutics, Inc.

215 First Street, Suite 415

Cambridge, Massachusetts 02142

(Name and address of agent for service)

(617) 274-4000

(Telephone number, including area code, of agent for service)

Copies to:

Paul M. Kinsella

William J. Michener

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Sarepta Therapeutics, Inc. (the “Registrant”) has previously registered shares, par value $0.0001 per share (the “Common Stock”), for issuance under the Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan (as amended, the “2014 Plan”) and the Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan (as amended, the “2018 Plan”), as applicable, on the Registrant’s Registration Statements on Form S-8 (collectively, the “Registration Statements”) as set forth below:

File No.  333-240996, dated August 5, 2020, registering 1,000,000 shares of Common Stock under the 2014 Plan and 3,800,000 shares of Common Stock under the 2018 Plan;

File No.  333-228719, dated December 7, 2018, registering 1,138,772 shares of Common Stock under the 2014 Plan and 4,219,131 shares of Common Stock under the 2018 Plan;

File No.  333-221271, dated November 11, 2017, registering 3,800,000 shares of Common Stock under the 2014 Plan; and

File No.  333-209710, dated February 25, 2016, registering 1,000,000 shares of Common Stock under the 2014 Plan.

On March 27, 2024, the board of directors of the Registrant approved the Sarepta Therapeutics, Inc. 2024 Employment Commencement Incentive Plan (the “2024 Plan”). Pursuant to the 2024 Plan, the maximum number of shares of Common Stock that may be issued under the 2024 Plan is 5,685,308, which is equal to the sum of (i) 637,817 shares of Common Stock, which is the number of shares of Common Stock that had been available for issuance and were not issued or subject to outstanding awards under the 2014 Plan, and (ii) 5,047,491 shares of Common Stock subject to outstanding awards under the 2014 Plan that may expire or otherwise terminate without having been exercised in full, or are forfeited to the Company and would have become available again for issuance under the terms of the 2014 Plan (the shares described in clause (i) and clause (ii), the “Carryover Shares”).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements and Securities and Exchange Commission (“SEC”) Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Post-Effective Amendment to the Registration Statements (the “Post-Effective Amendment”) to reflect that the Carryover Shares may be issued under the 2024 Plan and to file as an exhibit to this Post-Effective Amendment a copy of the 2024 Plan and a new opinion as to the validity of the shares of Common Stock that were previously issuable pursuant to the 2014 Plan. All other items of the Registration Statements are incorporated herein by reference without change.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Post-Effective Amendment omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants of the 2014 Plan, 2018 Plan or 2024 Plan, as applicable, as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The information incorporated by reference herein is considered to be part of this Post-Effective Amendment, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the SEC are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February  28, 2024; and

(b) the description of our common stock contained in our Current Report on Form 8-K12B filed with the SEC on June  6, 2013, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February  26, 2020, and including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Post-Effective Amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Unless expressly incorporated into this Post-Effective Amendment, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Post-Effective Amendment. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for violations of the director’s or officer’s fiduciary duty, provided that such provisions shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our amended and restated bylaws provide for indemnification of our directors and officers and permits indemnification of employees and other agents to the maximum extent permitted by the DGCL. In addition, we have entered into indemnification agreements with some of our directors and officers containing provisions which could be interpreted to be broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, we carry director and officer liability insurance.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

		Incorporated by Reference to Filings Indicated
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Provided Herewith

4.1	Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan, as Amended	S-8	333-209710	4.4	2/25/16

4.2	Amendment No. 1 to the Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan	8-K	001-14895	10.3	6/28/17

4.3	Amendment No. 2 to the Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan	10-Q	001-14895	10.6	8/8/18

4.4	Amendment No. 2 to the Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan	8-K	001-14895	10.1	2/21/20

4.5	Sarepta Therapeutics, Inc. 2024 Employment Commencement Incentive Plan					X

4.6	Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan	10-Q	001-14895	10.1	8/8/18

4.7	Amendment No. 1 to the Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan	8-K	001-14895	10.1	6/8/20

4.8	Amendment No. 2 to the Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan	8-K	001-14895	10.1	6/3/22

4.9	Amendment No.3 to the Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan	8-K	001-14895	10.1	6/9/23

5.1	Opinion of Ropes & Gray LLP	S-8	333-240996	5.1	8/5/20

5.2	Opinion of Proskauer Rose LLP	S-8	333-228719	5.1	12/7/18

5.3	Opinion of Ropes & Gray LLP	S-8	333-221271	5.1	11/1/17

5.4	Opinion of Ropes & Gray LLP	S-8	333-209710	5.1	2/25/16

5.5	Opinion of Ropes & Gray LLP					X

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)	S-8	333-240996	5.1	8/5/20

23.2	Consent of Proskauer Ropes LLP (included in Exhibit 5.2)	S-8	333-228719	5.1	12/7/18

23.3	Consent of Ropes & Gray LLP (included in Exhibit 5.3)	S-8	333-221271	5.1	11/1/17

23.4	Consent of Ropes & Gray LLP (included in Exhibit 5.4)	S-8	333-209710	5.1	2/25/16

23.5	Consent of Ropes & Gray LLP (included in Exhibit 5.5)					X

23.6	Consent of KPMG LLP, independent registered public accounting firm					X

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Post-Effective Amendment.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on this 28th day of March, 2024.

SAREPTA THERAPEUTICS, INC.

By:	/s/ Douglas S. Ingram
Name: Douglas S. Ingram
Title: President and Chief Executive Officer

* * * *

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Douglas S. Ingram, Ian M. Estepan and Ryan E. Brown, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Douglas S. Ingram Douglas S. Ingram	President and Chief Executive Officer, Director (Principal Executive Officer)	March 28, 2024

/s/ Ian M. Estepan Ian M. Estepan	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	March 28, 2024

/s/ M. Kathleen Behrens, Ph.D. M. Kathleen Behrens, Ph.D.	Chairwoman of the Board	March 28, 2024

/s/ Richard J. Barry Richard J. Barry	Director	March 28, 2024

/s/ Kathryn Boor, Ph.D. Kathryn Boor, Ph.D.	Director	March 28, 2024

/s/ Michael Chambers Michael Chambers	Director	March 28, 2024

/s/ Stephen L. Mayo, Ph.D. Stephen L. Mayo, Ph.D.	Director	March 28, 2024

/s/ Claude Nicaise, M.D.	Director	March 28, 2024
Claude Nicaise, M.D.

/s/ Hans Wigzell, M.D., Ph.D.	Director	March 28, 2024
Hans Wigzell, M.D., Ph.D.